Exhibit 10.3

March 1, 2011

Mr. Robert P. Kelly

Chairman and Chief Executive Officer

The Bank of New York Mellon Corporation

One Wall Street

New York, NY 10286

Dear Bob:

The purpose of this letter is to confirm our agreement on the terms of an amendment to your supplemental executive retirement plan (“SERP”), effective this date. The SERP is memorialized in your January 31, 2006 letter with Mellon Financial Corporation, as amended on December 22, 2006 and December 15, 2008. Your SERP benefit, prior to any applicable offsets provided for in the SERP, shall be frozen at the amount calculated on the basis of your employment credited through December 31, 2012. For purposes of calculating your SERP benefit, the three calendar years from which your “Final Average Compensation” shall be determined shall be 2010, 2011 and 2012 and the “Service Percentage” applied to your Final Average Compensation for each full or partial year of employment with BNY Mellon from January 1, 2011 through December 31, 2012 shall be reduced from 2% to 1.4%, recognizing that the Service Percentage for employment on or prior to December 31, 2010 shall remain at 2% (with any such percentage pro-rated for a partial year of employment).

Please indicate your acceptance of this amendment by signing below. The amendment may be executed in two or more counterparts, each of which will be considered an original. A signature transmitted by facsimile or pdf will be considered an original signature.

Sincerely,

The Bank of New York Mellon Corporation

By:	/s/ Lisa B. Peters
	Name:	Lisa B. Peters
	Title:	Senior Executive Vice President

Robert P. Kelly

/s/ Robert P. Kelly
Date: March 2, 2011 cc: Jane Sherburne